Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports FY11 Second-Quarter Operating Results

ATK Raises Full-Year EPS Guidance to a Range of $8.90 - $9.10

Second Quarter Fully-Diluted EPS Rises 33 Percent to $2.91

Minneapolis, November 4, 2010 — ATK (NYSE: ATK) today reported operating results for the second quarter of its Fiscal Year 2011, which ended on October 3, 2010.  Fully diluted earnings per share (EPS) rose 33 percent to $2.91, compared to $2.19 in the prior-year quarter.  The increase primarily reflects a lower effective tax rate resulting from the favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns. Despite $15 million of higher pension expense, second quarter margins remained strong at 11.1 percent compared to 11.2 percent in the prior-year quarter.  The margins benefitted from a continued focus across the company on cost management and efficiency improvement initiatives.  Second quarter sales of $1.2 billion were in line with the prior-year quarter.  Second quarter net income rose 34 percent to $97 million compared to $73 million in the prior-year quarter.

Based on the strength of the company’s performance during the first half of its fiscal year and continued strong margin performance, ATK is raising its full-year EPS guidance.

“I am pleased with our performance year-to-date.  We are focused on margin improvement, driving organic growth domestically and internationally, and identifying strategic acquisitions to deliver long-term shareholder value,” said Mark DeYoung, President and CEO.

“We are very encouraged by the support Congress has expressed for our NASA business, our operating efficiency improvements and cost-management efforts are yielding results, and we are well positioned for the remainder of the year.  “

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of the fiscal year which ended October 3, 2010 (in thousands).

Sales:

	Quarters Ended				Six Months Ended
	October 3, 2010	October 4, 2009	$ Change	% Change	October 3, 2010	October 4, 2009	$ Change	% Change

Aerospace Systems	$376,368	$417,411	$(41,043)	(9.8)%	$745,732	$832,870	$(87,138)	(10.5)%
Armament Systems	442,653	415,457	27,196	6.5%	881,553	817,445	64,108	7.8%
Missile Products	159,505	176,700	(17,195)	(9.7)%	315,818	353,570	(37,752)	(10.7)%
Security and Sporting	230,709	198,396	32,313	16.3%	468,283	413,213	55,070	13.3%
Total sales	$1,209,235	$1,207,964	$1,271	0.1%	$2,411,386	$2,417,098	$(5,712)	(0.2)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Six Months Ended
	October 3, 2010	October 4, 2009	$ Change	% Change	October 3, 2010	October 4, 2009	$ Change	% Change

Aerospace Systems	$38,765	$40,529	$(1,764)	(4.4)%	$74,564	$81,395	$(6,831)	(8.4)%
Armament Systems	53,495	29,246	24,249	82.9%	103,136	71,891	31,245	43.5%
Missile Products	11,776	16,479	(4,703)	(28.5)%	28,300	33,033	(4,733)	(14.3)%
Security and Sporting	32,289	37,721	(5,432)	(14.4)%	65,265	60,104	5,161	8.6%
Corporate	(1,967)	10,899	(12,866)	(118.0)%	(3,854)	19,823	(23,677)	(119.4)%
Total operating profit	$134,358	$134,874	$(516)	(0.4)%	$267,411	$266,246	$1,165	0.4%

SEGMENT RESULTS

ATK operates in a four business group structure: Aerospace Systems, Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Second quarter sales in the Aerospace Systems group declined by 10 percent to $376 million, compared to $417 million in the prior-year period.  The decrease primarily reflects lower sales on the Space Shuttle’s Reusable Solid Rocket Motor program as the program nears completion, partially offset by higher sales on the Ares I program.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the second quarter declined four percent to $39 million, compared to $41 million in the prior-year period.  The decrease primarily reflects lower sales volume, and the higher costs associated with commercial aircraft programs.

ARMAMENT SYSTEMS

Second quarter sales in the Armament Systems group increased 7 percent to $443 million, compared to $415 million in the prior-year quarter.  The increase was driven by modernization funding at the group’s government-owned, ATK-operated facilities, new sales generated by precision weapons programs, and additional volume on the non-standard ammunition contract, partially offset by lower sales volume in medium and large-caliber ammunition.

Operating profit in the second quarter rose 83 percent to $54 million, compared to $29 million in the prior-year quarter. The prior-year quarter included $11 million of non-cash charges primarily due to the early retirement of assets related to the company’s TNT production facility.  ATK initiated legal action against the designer of the TNT production line, which resulted in a favorable settlement, $6 million of which was recorded in the second quarter.  The higher operating profit primarily reflects the absence of charges incurred in the prior-year quarter, the favorable settlement, and higher sales volume.

MISSILE PRODUCTS

Second quarter sales in the Missile Products group were down 10 percent to $160 million, compared to $177 million in the prior-year quarter.   The decrease reflected lower sales on NASA’s launch abort system and special mission aircraft.

Operating profit decreased by 29 percent to $12 million, compared to $16 million in the prior-year quarter, reflecting lower sales volume and investments made in the group’s precision missile programs.

SECURITY AND SPORTING

Second quarter sales in the Security and Sporting group grew by 16 percent to $231 million, compared to $198 million in the prior-year quarter.  The increase reflects the ability to meet demand for commercial ammunition as the result of new capacity coming on line, and $22 million of new sales from a recently acquired business.

Operating profit in the second quarter decreased by 14 percent to $32 million, compared to $38 million in the prior-year quarter.  The decrease primarily reflects the reversal of approximately $6 million of bad debt reserves in the prior-year quarter from a vendor that emerged from bankruptcy, as well as the timing of general overhead expenditures.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $2 million, compared to income of $11 million in the prior-year quarter.  The decrease was the result of $15 million of higher pension expense, partially offset by cost-management initiatives.  The tax rate for the quarter was 14.6 percent compared to 37.2 percent in the prior-year quarter.  The improvement reflects the favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns.

OUTLOOK

Based on better visibility into the remainder of the year, and continued strong margin performance, ATK is raising its full-year EPS guidance to a range of $8.90 - $9.10, up from previous guidance of $8.50 - $8.80.  The new EPS guidance includes full-year interest expense that is expected to be $88 million, which reflects additional interest expense related to the company’s debt refinancing.  ATK continues to expect full-year sales of $4.775 - $4.85 billion.

ATK continues to expect a full-year tax rate of approximately 30 percent, which assumes a retroactive extension of the Federal R&D tax credit.  Pension expenses are still expected to be approximately $130 million.  Average share count is expected to be approximately 34 million. The company continues to expect to generate free cash flow in a range of $275 - $300 million, with capital expenditures of approximately $120 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2011

Cash provided by operating activities	$395,000 - $420,000
Capital expenditures	~(120,000)
Free cash flow	$275,000 - $300,000

ATK is a premier aerospace and defense company with operations in 24 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the challenges of developing new launch vehicles and the uncertainty regarding the Administration’s next-generation heavy lift vehicle architecture; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(In thousands except per share data)	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009

Sales	$1,209,235	$1,207,964	$2,411,386	$2,417,098
Cost of sales	958,145	962,262	1,908,032	1,911,551
Gross profit	251,090	245,702	503,354	505,547
Operating expenses:
Research and development	15,767	15,886	29,655	31,264
Selling	38,889	45,202	79,250	90,296
General and administrative	62,076	49,740	127,038	117,741

Income before interest, income taxes, and noncontrolling interest	134,358	134,874	267,411	266,246
Interest expense	(20,345)	(19,361)	(38,044)	(40,296)
Interest income	58	124	128	210
Income before income taxes and noncontrolling interest	114,071	115,637	229,495	226,160
Income tax provision	16,686	43,020	57,333	84,060
Net income	97,385	72,617	172,162	142,100
Less net income attributable to noncontrolling interest	139	107	272	159
Net income attributable to Alliant Techsystems Inc.	$97,246	$72,510	$171,890	$141,941

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.93	$2.21	$5.19	$4.33
Diluted	2.91	2.19	5.14	4.28
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	33,162	32,718	33,104	32,681
Diluted	33,426	33,139	33,413	33,151

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	October 3, 2010	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$265,660	$393,893
Net receivables	1,052,048	902,750
Net inventories	268,165	236,074
Income tax receivable	23,032	—
Deferred income tax assets	68,766	67,813
Other current assets	85,564	118,448
Total current assets	1,763,235	1,718,978
Net property, plant, and equipment	553,158	561,931
Goodwill	1,249,874	1,183,910
Deferred income tax assets	126,737	140,439
Deferred charges and other non-current assets	410,813	264,366
Total assets	$4,103,817	$3,869,624
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$300,000	$13,750
Accounts payable	271,917	273,718
Contract advances and allowances	118,464	106,819
Accrued compensation	137,075	172,630
Accrued income taxes	—	14,609
Other accrued liabilities	204,180	206,289
Total current liabilities	1,031,636	787,815
Long-term debt	1,190,743	1,379,804
Postretirement and postemployment benefits liabilities	136,810	142,541
Accrued pension liability	627,650	622,576
Other long-term liabilities	114,878	129,466
Total liabilities	3,101,717	3,062,202
Commitments and contingencies
Common stock - $.01 par value
Authorized - 180,000,000 shares
Issued and outstanding 33,290,652 shares at October 3, 2010 and 33,047,018 shares at March 31, 2010	333	330
Additional paid-in-capital	567,500	578,046
Retained earnings	1,871,066	1,699,176
Accumulated other comprehensive loss	(806,764)	(821,086)
Common stock in treasury, at cost, 8,264,797 shares held at October 3, 2010 and 8,508,431 at March 31, 2010	(639,135)	(657,872)
Total Alliant Techsystems Inc. stockholders’ equity	993,000	798,594
Noncontrolling interest	9,100	8,828
Total stockholders’ equity	1,002,100	807,422
Total liabilities and stockholders’ equity	$4,103,817	$3,869,624

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	SIX MONTHS ENDED
(In thousands)	October 3, 2010	October 4, 2009
Operating activities
Net income	$172,162	$142,100
Adjustments to net income to arrive at cash provided by (used for) operating activities:
Depreciation	47,416	49,571
Amortization of intangible assets	5,500	2,479
Amortization of debt discount	8,439	11,708
Amortization of deferred financing costs	2,405	1,419
Asset impairment	—	11,405
Deferred income taxes	4,344	1,365
Loss (gain) on disposal of property	2,727	(483)
Share-based plans expense	5,269	8,580
Excess tax benefits from share-based plans	(170)	(981)
Changes in assets and liabilities:
Net receivables	(221,485)	(90,798)
Net inventories	(32,165)	45,707
Accounts payable	12,398	(113,315)
Contract advances and allowances	11,645	9,875
Accrued compensation	(48,423)	(54,405)
Accrued income taxes	(47,358)	33,260
Pension and other postretirement benefits	39,101	(124,960)
Other assets and liabilities	50,422	20,039
Cash provided by (used for) operating activities	12,227	(47,434)

Investing activities
Capital expenditures	(53,174)	(67,147)
Acquisition of business, net	(172,251)	5,002
Proceeds from the disposition of property, plant, and equipment	45	1,267
Cash used for investing activities	(225,380)	(60,878)

Financing activities
Payments made on bank debt	(3,438)	(7,041)
Payments made to extinguish debt	(257,813)	—
Proceeds from issuance of long-term debt	350,000	—
Payments made for debt issue costs	(5,819)	—
Proceeds from employee stock compensation plans	1,820	2,651
Excess tax benefits from share-based plans	170	981
Cash provided by (used for) financing activities	84,920	(3,409)
Decrease in cash and cash equivalents	(128,233)	(111,721)
Cash and cash equivalents - beginning of year	393,893	336,700
Cash and cash equivalents - end of year	$265,660	$224,979